Exhibit 5.1

Direct Dial: 804.783.6452

joakey@williamsmullen.com

March 30, 2006

Premier Community Bankshares, Inc.

4095 Valley Pike

Winchester, Virginia 22602

Ladies and Gentlemen:

This letter is in reference to the Registration Statement on Form S-4 to be filed by Premier Community Bankshares, Inc. (the “Company”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Registration Statement”). The Registration Statement relates to shares of the Company’s common stock, par value $1.00 per share (the “Shares”), to be issued to the shareholders of Albemarle First Bank, a Virginia banking corporation (“Albemarle First”), pursuant to the Agreement and Plan of Merger, dated as of January 12, 2006, by and between Rockingham Heritage Bank, a wholly owned subsidiary of the Company, and Albemarle First (the “Agreement”).

As counsel to the Company, we have participated in the preparation of the Registration Statement. We have examined such corporate proceedings, records and documents as we considered necessary for the purposes of this opinion. We have relied upon certificates of officers of the Company where we have deemed it necessary in connection with our opinion.

Based on such examination, it is our opinion that the Shares have been duly authorized and, when issued as contemplated in the Registration Statement and the Agreement, will be validly issued, fully paid and non-assessable under the laws of the Commonwealth of Virginia.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the proxy statement/prospectus that forms a part of the Registration Statement.

Very truly yours,

WILLIAMS MULLEN

By:	/s/ John M. Oakey, III
John M. Oakey, III, a Shareholder

A Professional Corporation

VIRGINIA • WASHINGTON, D.C. • LONDON

Two James Center 1021 East Cary Street (23219) P.O. Box 1320 Richmond, VA 23218-1320 Tel: 804.643.1991 Fax: 804.783.6507 www.williamsmullen.com